Exhibit 10.13 Tecnimed-KidzMed-03 31 08

INTERNATIONAL DISTRIBUTION CONTRACT

PART I (Special Conditions)

S-1	Name and address of the Manufacturer: TECNIMED srl
having its seat at p.le Cocchi, 12 - 21040 Vedano Olona (VA) – Italy Tel +39 0332 402350 Fax +39 0332 402347, e-mail info@tecnimed.it here represented by Mr. Francesco Bellifemine, President
(hereinafter called “ Tecnimed”)

S-2	Name and address of the Distributor: Kidz-Med Inc.

having its seat at : 1112 Weston Road, Unit 278, Weston, FL33326, USA  Tel 845-255-2200,       Fax 845-255-3299, e-mail docbip@kidzmed.com here represented by Dr. Christopher F. Tirotta, CEO, American Scientific Resources, Inc.

(hereinafter called “the Distributor”)

S-3	Contractual Territory and Market Channels: United States of America (see Annex III)

S-4	Contractual Products: THERMOFOCUS models 0700 and 01500, and any alterations or improvements thereto on these two models.

S-5	Yearly minimum purchase (art. 4)
Product	Year	Quantity	Year	Quantity
THERMOFOCUS 0700/01500	2007-2008	50,000	2009	60,000

For the years following those indicated in the box the increase of 20% indicated in art. 4.1 will apply unless otherwise agreed.

S-6	Date and signature of the parties
This distribution contract is governed by the special conditions hereabove (to the extent the respective boxes have been filled in) and by the general conditions contained in part II hereafter.

March 31, 2008	March 31, 2008

Vedano Olona (VA) Italy	Florida - USA

Francesco Bellifemine, President	Dr. Christopher F. Tirotta, CEO

Tecnimed srl	Kidz-Med, Inc

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Exhibit 10.13 Tecnimed-KidzMed-03 31 08

PART II GENERAL CONDITIONS

1.	Territory and Products

1.1      Tecnimed grants and the Distributor accepts the exclusive right to sell the products listed in box S-4 of the special part (hereinafter called "the Products") in the market channel of the territory indicated in box S-3 of the special part (hereinafter called "the Territory").

2.	Distributor's functions

2.1      The Distributor sells, in his own name and for his own account, in the Territory, the Products supplied to him by Tecnimed.

2.2      The Distributor has no authority to make contracts on behalf of, or in any way to bind Tecnimed towards third parties.

2.3      The Distributor agrees to promote in the most effective way, and in accordance to the general directions given by Tecnimed, the sale of the Products within the whole Territory and to protect Tecnimed's interests with the diligence of a responsible businessman. He grants to already have and he shall maintain an adequate organization for sales (and, where appropriate, after-sales service) with all means and personnel as are reasonably necessary in order to ensure the fulfilment of his obligations under this contract for all Products and throughout the Territory. The Distributor will inform Tecnimed about his sales organization and the number of his sales men working in each sales channel in the territory.

3.	Undertaking not to compete

3.1      Without the prior written authorization of Tecnimed, the Distributor shall not, distribute, manufacture or represent any products which are in competition with the Products, for the entire term of this contract and for two years after its effective termination. In particular he shall not engage, within the Territory or elsewhere, directly or indirectly, acting as manufacturer, commission merchant, intermediary, reseller, distributor, agent, or in any other way, for the benefit of himself or of third parties who manufacture or market products that are in competition with the Products. Notwithstanding the foregoing, Distributor may sell contact thermometers that retail for less than ten US ($10) dollars.

3.2      However, the Distributor may market or manufacture non-competitive products (provided not for the benefit of competing manufacturers) on condition that he informs Tecnimed in writing in advance (stating in detail the types and characteristics of such products), and that the exercise of such activity does not prejudice the punctual fulfilment of his obligations under this agreement.

3.3  Notwithstanding anything to the contrary contained in this Agreement, should Distributor secure a commitment for the sale of the Products to a national retail chain (the “Chain”) within the Territory and the Market Channels in Section S-3, Tecnimed may not sell its Products to such Chain directly or through any third party without the prior written consent of Distributor. The aforementioned provision shall survive the termination of this Agreement, unless said termination is due to a breach of the Distributor’s obligation under this Agreement.

4.	Minimum purchase

4.1      The Distributor undertakes to purchase, during each year, Products quantities to at least the minimum yearly quantities indicated in box S-5. Unless otherwise agreed, such quantities will be automatically increased by 20% every successive year after 2008, so that in 2009 the minimum order quantity shall be 60,000 units, until such figure reaches 100,000 units. However the distributor shall attempt to order the product in advance given the fact that it takes approximately five months to produce same after order.

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4.2      If the Distributor fails to attain within the end of any year the minimum purchase in force for such year Tecnimed shall be entitled, by notice given in writing (e.g. e-mail, or fax, or registered mail with return receipt, or special courier), at his choice, to terminate this Agreement, to cancel the Distributor's exclusivity or to reduce the extent of the Territory.

5	Advertising and fairs

5.1      The Distributor shall be responsible for all advertising necessary to promote the Products within the Territory. Such advertising must be in accordance with the indications given by Tecnimed, in order to warrant that it conforms to Tecnimed's image and marketing policies. Unless otherwise agreed, the costs of advertising are to be covered by the Distributor. Tecnimed shall provide to the Distributor at Tecnimed’s expense all necessary computer files already owned by Tecnimed including digital designs and text illustrations to assist Distributor with respect to such advertising.

5.2      The Distributor may take part, at his own expense, in the most important fairs and exhibitions in the Territory.  Tecnimed reserves the option to participate directly and to bear the respective expenses, in whole or in part.

5.3      In case the Distributor will decide to put the products on his Internet site, first he has to submit it to the approval of Tecnimed. The parties will establish a reciprocal link between the site of the Distributor and the respective page of the site of Tecnimed and vice versa. In the site of the Distributor the link to Tecnimed’s site will be introduced as “Link to the Manufacturer”.  Each link will be accompanied with the flag of the country of the other party.

6.	Conditions of supply - Prices – Payments

6.1      Tecnimed shall in principle accept to supply all Products ordered, subject to their availability, and provided payment of the Products is adequately warranted.  All sales of the Products to the Distributor shall be governed by Tecnimed's general conditions of sale, attached to this contract as Annex 1. In case of contradiction between such general conditions and this contract, the latter shall prevail.

6.2      The prices payable by the Distributor shall be those set forth in Annex II. The parties hereto agree that the price may be changed no more then once annually taking into consideration only price of materials and inflation. Notwithstanding the foregoing, the prices are subject to be automatically adjusted taking into consideration currency fluctuations, according to Annex II.

6.3      Payment will be made by means of wire transfer in advance or an irrevocable letter of credit confirmed by a leading Italian bank, with the following payment condition:
           1) 30% deposit at purchase order;
           2) 40% through CAD (Cash Against Documents) upon receipt of goods at U.S. port and before the  consignment to the Distributor;
           3) the remaining 30% at 60 days after receipt of goods at US port.the shipment by means of L/C.

6.4      The Distributor agrees to comply, with the utmost care, with the terms of payment agreed upon between the parties.

6.5      All payments by Distributor will be made in currency of United States of America.

6.6      It is agreed that the Products delivered remain Tecnimed's property until complete payment is received by Tecnimed. With respect to every end each unpaid unit, if payment is not provided within thirty (30) days of the terms agreed in article 6.3 above, Tecnimed has the right to call back said units and the Distributor shall provide to immediately resend it to Tecnimed. In case the Distributor doesn’t immediately provide, Tecnimed has the right to assess a penalty to the Distributor which is equal to the price of the unpaid units, the price being still due.

6.7      The Distributor shall avoid such pricing policies as would clearly adversely affect the image of the Products. The Distributor will keep Tecnimed informed about resale prices. For no reason during the contract and also after its termination, the retail price of the Products can be substantially lower than the initial price without the written approval by Tecnimed.

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Exhibit 10.13 Tecnimed-KidzMed-03 31 08

6.8.  Products purchase hereunder shall be subject to acceptance by the Distributor. Acceptance shall be deemed to occur on the later of (a) within 30 days of receipt by Distributor without contest, or (b) within 10 business days after the expiration of an applicable Distributor or Tecnimed warranty to consumers.  Distributor shall promptly inform Tecnimed of any Product rejected as non-conforming and, at Tecnimed’s request, shall return any non-conforming goods to Tecnimed.  Products that have faulty packaging are not considered defective. Products as to which no rejection has occurred within the aforementioned periods shall be deemed conforming and accepted.

6.9.  The shipments will be done ex-works. The parties can also agree a CIF shipment and in this case Tecnimed will add the cost of the delivery in the invoice. However every shipment has to be insured. In case of CIF deliveries the following articles 6.10 will be applied.

6.10   In case of CIF consignments, the deliveries to Distributor will be deemed to occur when the Products being shipped are placed in the possession of Distributor or of any other subject indicated by the Distributor. Title and risk of loss or damage with respect to the Products shall pass to Distributor upon receipt of the Products.

7.	Active sales outside the Territory

7.1      The Distributor agrees not to sell and/or to advertise the Products or any competitor products or establish any branch or maintain any distribution depot for distribution of the Products or any competitor products outside the Territory.

7.2      The Distributor will take any possible precaution in order to avoid the possibility that, without the written authorisation of Tecnimed, some Product can be sold out of the Territory by some company that bought Products sold by the Distributor.

7.3      The Distributor will sell the product only within the Channels of Sales specified as assigned to them in Annex III, unless Tecnimed agrees in writing prior to such sale to allow a sale outside of said Channels of Sales.  If a customer cannot be defined as fitting into any of the specified sales channels, or if the appropriate channel of sales for any customer is disputed it will be referred back to Tecnimed who will make a final determination as to what channel of sale or territory the customer belongs in, in its reasonable discretion. If Tecnimed deems the Distributor to have sold the product outside the specified Channels of Sales, or if there is a dispute as to whether any customer of the Distributor is within the specified Channels of Sales, Tecnimed will give the Distributor notice of the same.  The Distributor will have thirty (30) days to clear the aforesaid default.  If Tecnimed determines, in its reasonable discretion, that the Distributor has sold the product outside the specified Channels of Sales assigned in Annex III, then Tecnimed shall assess a penalty to the Distributor which is equal to the revenue of the disputed sale.  Said revenue shall be shared equally by Tecnimed and any distributor to whom the disputed Channels of Sales was assigned.  Tecnimed may allow, at their discretion, direct communication between their various distributors in the territory in order to expedite the referrals of customers to the appropriate Channels of Sales, however, Tecnimed will be made aware of all such communications.

7.4      Should Distributor sell the minimum units required under 4.1, on October 1, 2008 Distributor shall be granted, in addition to the rights already granted hereunder, an exclusive right to sell to the following markets within the Territory:
           1. Professional, Scientific and Technical Services, as a whole, as set forth in attached Schedule B;
           2. Educational Services, as a whole as set forth in attached Schedule B;
           3. Health Care and Social Assistance, as a whole as set forth in attached Schedule B;
           4. Public Administration, as a whole as set forth in attached Schedule B; and
           5. Any government organizations, at any level of government
Items 1, 2, 3, 4 & 5 above are collectively the “Professional Market”
The following minimum orders shall apply with respect to the Professional Market:
    1) 20,000 units from October 1, 2008 through December 31, 2009;
    2) 25,000 units from January 1, 2010 through December 31, 2010;
    3) 5,000 increases every year until the minimum is 40,000 units.

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8.	Manufacturer's trademarks

8.1      The Distributor shall make use of Tecnimed's trademarks, trade names or any other symbols, for the only purpose of identifying and advertising the Products, within the scope of his activity as distributor of Tecnimed and in Tecnimed's sole interest.

8.2      The Distributor hereby agrees neither to register nor to have registered, any domain, trademarks, trade names or symbols of Tecnimed or of the Products (nor any domain, trademarks, trade names or symbols that may be confused with Tecnimed's ones), in the Territory or elsewhere. He furthermore agrees not to include the above trademarks, trade names or symbols in his own trade or company name.

8.3      The right to use Tecnimed's trademarks, trade names or symbols, as provided for under the first paragraph of this article, shall cease immediately for the Distributor, on expiration or effective termination, for any reason, of the present contract. The Distributor furthermore agrees to avoid, in his contacts with third parties, to make any reference to the previous relationship with Tecnimed, in order to avoid any risk of confusion on the side of the customers.

8.4      The Distributor shall notify Tecnimed of any infringement in the Territory of Tecnimed’s trademarks, trade names or symbols, or other industrial property rights, that come to the Distributor’s attention. Distributor may take action against a third party infringer.

8.5      Notwithstanding the foregoing the Distributor may use the trade name Kidz-Med with respect to the Products. Nevertheless the trade name of the product shall be THERMOFOCUS.

9.	Exclusivity

9.1      Except as set out hereafter, Tecnimed will sell, in the Territory, only to the Distributor. He agrees furthermore not to appoint in the Territory any distributors, agents or intermediaries, for the purpose of distributing the Products in the same channel of sales as identified in the ANNEX III.

9.2      Tecnimed reserves the right to put the products in international catalogs sent to clients worldwide. Any interest, generated though such catalogues, by U.S. customers that are within the Market Channels in S—3 in the Product, shall be directed to Distributor. Tecnimed may make a one time sale of no more than 50 units of the Product to such customers but any subsequent sales must go through the Distributor.

9.3      If Distributor fails to meet the sales requirements in Section 4 hereof, Tecnimed may deem the Distributor’s exclusivity under ANNEX III null and void; provided, however, any Chain that was a client of Distributor during the term of exclusivity within the Territory and the Market Channels in Section S-3 shall remain exclusively Distributors client and Tecnimed may not sell its Products to such Chain directly or through any third party without the prior written consent of Distributor. The aforementioned provision shall survive the termination of this Agreement unless said termination is due to breach of Distributor’s obligations.

10.	Term and termination of the contract

10.1    This contract replaces any other preceding agreement between the parties.

10.2    This contract is concluded for an indefinite period and enters into force on the date of the first order as in Annex I.

10.3    This contract may be terminated as follows:

            (i) at any time upon mutual written agreement of the parties;

(ii) by either party if (A) the other party is in material breach of its obligations hereunder and such breach continues uncured for a period of 30 days after written notice to the defaulting party, or (B) the other party makes a general assignment for the benefit of its creditors, appoints or has appointed a receiver, trustee in bankruptcy or similar officer to take charge of all or part of its property, files or has a petition filed against it in any bankruptcy (unless such petition is dismissed within 60 days of its filing), and/or is adjudged insolvent or bankrupt; or
(iii) see 9.3.

10.4	The Distributor is not entitled to an indemnity for goodwill or similar compensation in case of termination of the contract.

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Exhibit 10.13 Tecnimed-KidzMed-03 31 08

11.	Earlier contract termination (Intentionally Deleted)

12.	Applicable law on the Medical Devices.

12.1     Prevailing part of the products sold by Tecnimed are Medical Devices. Hence both  Tecnimed and the Distributor have to respect all the rules about the Medical Devices active at the moment (i.e. 93/42 CEE and ISO 13485:2003)

12.2     The Distributor shall exercise due diligence to keep Tecnimed informed about: the laws and regulations which are applicable in the Territory and relate to the Products (e.g. import regulations, labelling, technical specifications, safety requirements, etc.), and, as far as they are relevant for  Tecnimed, the laws and regulations concerning the Distributor's activity. Nevertheless, Tecnimed represents that the Products adhere to all applicable laws regarding medical devices, are subject to export controls and are licensable under the U.S. Government export regulations.

12.3     Tecnimed undertakes to inform the Distributor of any Production Problems and in turn the Distributor undertakes to inform  Tecnimed of any Product Related Adverse Information resulting from analysing the Post Market Feedback, Adverse Incident Reporting, Corrective Action and Customer Complaints systems.

12.4     Tecnimed will consign all the Medical Devices including the number of the manufacturing LOT. or the serial number on the documents of transport, on the packaging and also on the product (when it is possible). It is suggested that the Distributor record the LOT. number related to the product on every document of transport and/or invoice to his clients. In every case the complete traceability of the goods has to be assured until the final client. According to these numbers in case it is necessary, the Distributor has to be able to provide to call back from the market, some specific lot of goods and provide to resend it to  Tecnimed.

12.5     In case it is required a translation of the instructions, the Distributor will provide to it and will confirm under his responsibility that the translation will be equivalent to the original instructions and in no way the meaning of a phrase will be different from the original meaning. The Distributor will send a draft of the translation in the format requested by  Tecnimed and then Tecnimed will provide to print and to put the translation in the boxes. In case the Distributor want to print and to bind the translation to the packaging by himself, he has to send two copies of the draft to  Tecnimed before to print the sheets. If the draft is OK Tecnimed will sign and send back a copy to the Distributor and then the Distributor can print them. Then the Distributor will send some final printed sheet to  Tecnimed before this last will consign the first order of goods.

13.	Applicable law – Jurisdiction – Arbitration
13.1  This Agreement shall be governed by the laws of the State of New York without reference to the principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York.

14.	Liabilities and Damages

14.1  The Manufacturer will be liable for any damages which may be incurred from any defect in the contractual goods including product liability.  The Manufacturer will carry adequate insurance coverage against possible claims in connection with product liability.

15.	Force Majeure

15.1  Any interruption of the normal business relations of the parties for more than ninety (90) days due to circumstances beyond the reasonable control of the parties, including floods, fire, earthquakes and other acts of God, as well as strikes, war or military operations or special restrictions of governments or state authorities, shall entitle either party to terminate this Agreement at any time prior to the resumption of normal business relations. The party must inform the other party in writing within ten (10) of the event having taken place.

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16.	Independent Contractor

16.1 This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever.   Except as is expressly set forth herein, each party shall bear full and sole responsibility for its own expenses, liabilities, costs of operation and the like.  Neither party has or shall have the power to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of in the name of the other party.

17.	Notices

17.1 All notices hereunder shall be in writing and shall be delivered through an internationally recognized overnight delivery service with confirmation of delivery, to the parties at their respective addresses set forth in Sections S-1 & S-2. Purchase orders, forecasts and other routine business forms (and any notices not sent in accordance with the foregoing) shall be effective only upon receipt.

18.	Waiver

18.1  Failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be deemed to continuing waiver of that provision or waiver of any other provision of this Agreement.

19.	Modification

19.1  This Agreement reflects all of the Agreements, understandings, representations, conditions and warranties by and between the parties.  Neither party shall be liable for any representation made unless it is expressly set forth in the Agreement, or a subsequent document relating to the subject matter contained herein. This Agreement may not be modified or amended except in writing signed by both of the parties.

20.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.  This Agreement may be executed via facsimile with an original signature thereafter furnished, provided however that neither party may avoid any obligation hereunder by failing to provide such original signature.

ANNEX I   -   GENERAL CONDITIONS OF SALE

A
Tecnimed will arrange transportation of the goods from Tecnimed, Italy at the best possible prices. The cost of transportation will be paid by the Distributor. i.e. Ex works with insurance. In case the Distributor will require a CIF delivery, Tecnimed will invoice this additional cost to the Distributor.

B	Minimum order quantity : 1 shipper box of 72 units
The first order (with quantity of at least 1000 units) has to be done not later than 30 days after signing this contract. Otherwise the contract will terminate.

ANNEX II   -   EX-WORKS PRICE LIST TO DISTRIBUTOR

	With box and inner box	Without box and inner box	with clam shell

Include Thermofocus 01500A3 units, with User Manual	24.50	24.00	24.50

Include Thermofocus 01500 A3 units, with User Manual, with DVD	25.00	24.50	25.00

Include Thermofocus 01500 A3 units, with User Manual, with 4 AAA batteries inserted in unit	25.15	24.65	25.15

Include Thermofocus 01500 A3 units, with User Manual, with 4 AAA batteries shipped in bulk, not inserted in unit	25.00	24.50	25.00

Include Thermofocus 01500 A3 units, with User manual, with 4 AAA batteries inserted in unit, with DVD.	25.65	25.15	25.65

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Exhibit 10.13 Tecnimed-KidzMed-03 31 08

These prices are valid for minimum yearly quantity of 50,000 units and with a rate Euro/USD included between 1.20 to 1.40. If the rate will be out of these limits the prices will be adjusted accordingly.

Pricing includes private labeling for Kidz-Med, Inc. by means of stickers on units, and printed on both individual packaging (if any) and any and all instruction manuals included with the units named above and all inner and outer case packaging.
Distributor shall receive a discount of 3% on all orders that exceed the target in box S5 starting from in the 2009 year.

ANNEX III  -   CHANNELS OF SALES

The Distributor will sell the Products to establishments in the following sectors as defined by the 2002 NAICS Classification system, and according to the primary category as assigned by the US Census Bureau:

44-55 Retail Trade, the sector as a whole, as set forth in attached Schedule A,  with the following exceptions:
1) Only establishments under subsection 446110 that are eligible for membership in NACDS (National Association of Chain Drug Stores) as defined in attached Schedule C.
2) No establishments under subsection 45391 (Pet & Pet Supply Stores)
3) Establishments under subsection 4541 (Electronic Shipping and Mailorder Houses), as long as their primary NAICS category is included on Schedule A.
The Distributor will NOT sell the Products to establishments in the following sectors as defined by the 2002 NAICS Classification system, and according to the primary category as assigned by the US Census Bureau::

54 Professional, Scientific and Technical Services, as a whole, as set forth in attached Schedule B
61 Educational Services, as a whole as set forth in attached Schedule B
62 Health Care and Social Assistance, as a whole as set forth in attached Schedule B
92 Public Administration, as a whole as set forth in attached Schedule B
Any government organizations, at any level of government

March 31st, 2008	March 31st, 2008

Florida - USA	Vedano Olona (VA) Italy

Dr. Christopher F. Tirotta	Francesco Bellifemine,
CEO Kidz-Med, Inc	President Tecnimed srl

Distributor and Manufacturer declare that they approve specifically, the following clauses of this contract:
Art.	2	-	Distributor’s function	Art. 13	-	Applicable law – Jurisdiction
Art.	3	-	Undertaking not to compete	ANNEX I	-	General Conditions of sale
Art.	4	-	Minimum purchase	ANNEX II	-	Price List to Distributor
Art.	6	-	Conditions of supply, prices, payments	ANNEX III	-	Channels of sales
Art.	7	-	Active sales outside the Territory	Schedules A	-	Distributor’s channels of sales
Art.	10	-	Term and termination of the contract	Schedules B	-	Sales channels out of Distributor
Art.	11	-	Earlier contract termination	Schedules C	-	NACDS definition

(Kidz-Med)				(Tecnimed)

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